EXHIBIT 4.35


                              EXTENSION OF SUBLEASE


As per the Sublease dated April 28th, 1999 between Valmet Automation (Canada) Ltd. subsequently having a name change to METSO AUTOMATION SCADA SOLUTIONS LTD. and a further name change to TELVENT CANADA LIMITED (hereinafter called the "Sublandlord") and Anthony Clark International Insurance Brokers Ltd. (hereinafter called the "Subtenant") and per the extension of the Sublease dated July 19, 2001; the Sublandlord is prepared to renew the Sublease as per the following terms and conditions:

All terms shall be as the existing Sublease Agreement save and except following:

TERM
----

The Lease Term shall expire July 30, 2005 (one day less of the Headlease).

RENT
----

The existing Rent payable by the Tenant of $12.50 per square foot shall remain for the duration of the Lease Term.

DEPOSIT
-------

The existing deposit of Eight Thousand Seven Hundred Fifty Dollars ($8,750.00) shall remain as stated till the expiry of Term.

SUBLANDLORD
-----------

The Sublandlord has a new corporate name of TELVENT CANADA LIMITD that will be amended in the Sublease Agreement.

CONDITION OF LEASE EXTENSION
----------------------------

This proposal is subject to the final approval of the Landlord  within  fourteen
(14) business days of acceptance.

PARKING
-------

All parking contracts shall be directly with the Landlord.


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ACCEPTANCE
----------

This proposal is open for Acceptance by the Subtenant on or before February 21, 2004.


The above is fully accepted this 12th day of February, 2004.


                                          TELVENT CANADA LIMITED.


                                          /s/ [illegible]
                                          ------------------------------------


The above is fully accepted this 12th day of February, 2004.

                                          ANTHONY CLARK INTERNATIONAL
                                          INSURANCE BROKERS LTD.


                                          /s/ Tony Consalvo
                                          ------------------------------------